EXHIBIT 99.4

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion and analysis should be read in conjunction with the unaudited interim consolidated financial statements of Impax for the period described herein and related notes to the unaudited interim consolidated financial statements of Impax for the period included elsewhere herein.

Overview

Impax is a specialty pharmaceutical company applying formulation and development expertise, as well as our drug delivery technology, to the development, manufacture and marketing of bioequivalent pharmaceutical products, commonly referred to as “generics,” in addition to the development, manufacture and marketing of branded products. We operate in two segments, referred to as “Impax Generics” and “Impax Specialty Pharma.” Impax Generics concentrates its efforts on generic products, which are the pharmaceutical and therapeutic equivalents of brand-name drug products and are usually marketed under their established nonproprietary drug names rather than by a brand name. Impax Specialty Pharma utilizes its specialty sales force to market proprietary branded pharmaceutical products for the treatment of CNS disorders and other select specialty segments. We sell our Impax Generics division products within the continental United States and the Commonwealth of Puerto Rico. We have no sales in foreign countries.

Effective on May 4, 2018, we completed the previously announced business combination with Amneal Pharmaceuticals LLC (“Amneal”) pursuant to the Business Combination Agreement dated October 17, 2017, as amended on November 21, 2017 and December 16, 2017 (the “BCA”) with Atlas Holdings, Inc. (now Amneal Pharmaceuticals, Inc., as described below), a Delaware corporation and a then wholly-owned subsidiary of the Company (“Holdco”), K2Merger Sub Corporation, a Delaware corporation and a then wholly-owned subsidiary of Holdco (“Merger Sub”), and Amneal. The Business Combination Agreement was unanimously approved by our board of directors on October 16, 2017 and approved by the Company’s shareholders on March 27, 2018.

At the closing of the transactions contemplated by the BCA, (i) Merger Sub merged with and into our company (the “Impax Merger”), with our company surviving the Impax Merger as a direct wholly-owned subsidiary of Holdco, (ii) each share of our common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Impax Merger, other than our Common Stock held by us in treasury, by Amneal or by any of their respective subsidiaries, was converted into the right to receive one fully paid and nonassessable share of Class A common stock of Holdco, par value $0.01 per share (“Holdco Class A Common Stock”), (iii) we converted to a limited liability company pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, (iv) Holdco contributed to Amneal all of Holdco’s equity interests in our company to Amneal, in exchange for common units of Amneal (the “Contribution”), (v) Holdco issued an aggregate number of shares of Class B common stock of Holdco, par value $0.01 per share (“Holdco Class B Common Stock”, and together with Holdco Class A Common Stock, “Holdco Common Stock”) to the existing members of Amneal (the “Amneal Members”) and (vi) Holdco became the managing member of Amneal. In connection with the Closing, Holdco was renamed Amneal Pharmaceuticals, Inc. (“New Amneal”).

Immediately following the Closing, (i) the Amneal Members held 100% of Holdco Class B Common Stock, which, together with their common units of Amneal, represented approximately 75% of the voting power and economic interests in New Amneal, and (ii) our stockholders immediately prior to the Closing held 100% of the Holdco Class A Common Stock, which represented approximately 25% of the voting power and economic interests in New Amneal.

Results of Operations

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Overview

The following table sets forth our summarized, consolidated results of operations for the three month periods ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Increase / (Decrease)
	2018	2017	Dollars	Percentage
Total revenues	$142,355	$184,403	$(42,048)	(23)%
Gross profit	30,280	24,891	5,389	22%
Loss from operations	(124,876)	(51,804)	(73,072)	*
Loss before income taxes	(138,222)	(67,530)	(70,692)	*
(Benefit from) provision for income taxes	(7,290)	30,901	(38,191)	*

Net loss	$(130,932)	$(98,431)	$(32,501)	(33)%

*	Percentage exceeds 100%

Consolidated total revenues for the three month period ended March 31, 2018 decreased by 23%, or $42.0 million, to $142.4 million compared to $184.4 million for the three month period ended March 31, 2017. The decrease was attributable to lower Impax Generics division product sales, partially offset by higher Impax Specialty Pharma division product sales. Selling price for existing products decreased consolidated total revenues by 13.1%, while volumes for existing products decreased consolidated total revenues by 11.7%, in each case compared to the same period of 2017. The decrease in selling price was primarily the result of additional competition during the three month period ended March 31, 2018 in fenofibrate, budesonide, diclofenac gel and generic Adderall XR®. The volume decrease was primarily due to discontinuation of certain product productions and increased competition. New product launches increased consolidated total revenues by 2.0% compared to the same period of 2017.

Revenues from our Impax Generics division decreased by $51.0 million during the three month period ended March 31, 2018, as compared to the prior year period. The decrease was primarily due to lower sales of budesonide, generic Adderall XR®, oxymorphone ER, epinephrine auto-injector, fenofibrate, diclofenac gel and metaxalone in each case compared to the prior year period.

Revenues from our Impax Specialty Pharma division increased by $9.0 million during the three month period ended March 31, 2018, as compared to the prior year period. The increase was primarily due to higher sales of Rytary® and of our anthelmintic products franchise, in each case compared to the prior year period.

Net loss for the three month period ended March 31, 2018 was $130.9 million, an increase of $32.5 million compared to a net loss of $98.4 million for the three month period ended March 31, 2017. The increase in net loss for the three month period ended March 31, 2018 as compared to the prior year period was primarily due to a $84.5 million litigation charge related to our settlement of claims with the plaintiffs in the class action antitrust suits related to Solodyn® during the period. See “Note 18. Legal and Regulatory Matters” for a description of the claims and settlement. The litigation settlement charge was partially offset by a $38.2 million reduction in tax expense and an approximate $45.4 million reduction in intangible asset impairment charges for which there were no comparable charges during the current year period.

Impax Generics

The following table sets forth results of operations for Impax Generics for the three month periods ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Increase / (Decrease)
	2018	2017	Dollars	Percentage
Revenues:
Impax Generics, net	$83,141	$134,147	$(51,006)	(38)%
Cost of revenues	95,037	103,335	(8,298)	(8)%
Cost of revenues impairment charges	—	39,280	(39,280)	*

Gross loss	(11,896)	(8,468)	(3,428)	(40)%

Operating expenses:
Selling, general and administrative	7,556	6,468	1,088	17%
Research and development	9,616	17,396	(7,780)	(45)%
In-process research and development impairment charges	—	6,079	(6,079)	*
Litigation, settlements and related charges	84,597	368	84,229	*

Total operating expenses	101,769	30,311	71,458	*

Loss from operations	$(113,665)	$(38,779)	$(74,886)	*

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Generics division for the three month period ended March 31, 2018 were $83.1 million, a decrease of $51.0 million, or 38%, over the prior year period. The decrease compared to the prior year period was primarily due to lower sales of budesonide, amphetamine IR, gAdderall XR®, oxymorphone ER, epinephrine auto-injector, fenofibrate, and diclofenac sodium gel, partially offset by higher sales of oxycodone ER and the launch of ezetimibe/simvastatin and minocycline ER.

Cost of Revenues

Cost of revenues for the three month period ended March 31, 2018 was $95.0 million, a decrease of $8.3 million compared to the prior year period. The decrease was primarily attributable to lower product sales, $5.2 million lower costs related to the closure of our Middlesex, New Jersey facility and a decrease of $3.5 million associated with intangible asset amortization expenses. These reductions in cost of revenues were offset by a $6.9 million charge related to a supplier take-pay agreement and increases in inventory reserves. See “Item 1. Financial Information - Notes to Interim Consolidated Financial Statements - Note 14. Restructurings” for additional information related the reduction-in-force of our technical operations group at the closure of our Middlesex facility.

Cost of Revenues Impairment Charges

There were no cost of revenues impairment charges in the three month period ended March 31, 2018. Cost of revenues impairment charges were $39.3 million for the three month period ended March 31, 2017. The $39.3 million of first quarter 2017 impairment charges were due to continued significant price and volume erosion during the quarter on two currently marketed products acquired on August 3, 2016 as part of our acquisition of certain assets from Teva Pharmaceuticals USA, Inc., and Allergan plc, the (“Teva Transaction”), without an offsetting increase in customer demand, resulting in significantly lower expected future cash flows.

Gross Loss

Gross loss for the three month period ended March 31, 2018 was $11.9 million, or 14% of total revenues, as compared to gross loss of $8.5 million, or 6% of total revenues, for the prior year period. The increase in gross loss compared to the prior year period were primarily due to lower product revenue as a result of significant product price erosion and manufacturing inefficiencies partially offset by the lower impairment charges during the current year period as noted above.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the three month period ended March 31, 2018 were $7.6 million, as compared to $6.5 million for the three month period ended March 31, 2017. The $1.1 million increase was primarily due to failure to supply charges and higher marketing costs.

Research and Development Expenses

Research and development expenses for the three month period ended March 31, 2018 were $9.6 million, as compared to $17.4 million for the three month period ended March 31, 2017. The $7.8 million decrease from the prior year period was primarily due to lower internal development costs and lower personnel costs resulting from the closure of our Generic Division’s research and development site in Middlesex, New Jersey.

In-Process Research and Development Impairment Charges

There were no in-process research and development impairment charges during the three month period ended March 31, 2018. In-process research and development impairment charges were $6.1 million for the three month period ended March 31, 2017. The $6.1 million of first quarter 2017 impairment charges were due to increased estimated research and development expenses and a delay in the anticipated product launch on a product candidate acquired in the Teva Transaction due to a change in the regulatory strategy to secure FDA approval of such product.

Litigation, Settlements and Related Charges

During the three months ended March 31, 2018, we recorded a litigation settlement charge of $84.5 million related to our settlement of claims with the plaintiffs in the class action antitrust suits related to Solodyn®. See “Item 1. Financial Information—Notes to interim Consolidated Financial Statements—Note 18. Legal and Regulatory Matters” for a description of the claims and settlement.

Impax Specialty Pharma

The following table sets forth results of operations for Impax Specialty Pharma for the three month periods ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Increase / (Decrease)
	2018	2017	Dollars	Percentage
Revenues:
Rytary®, net	$26,508	$19,905	$6,603	33%
Zomig®, net	10,478	9,857	621	6%
All other Specialty Pharma Products, net	22,228	20,494	1,734	8%

Total revenues	59,214	50,256	8,958	18%

Cost of revenues	17,038	16,897	141	1%

Gross profit	42,176	33,359	8,817	26%

Operating expenses:
Selling, general and administrative	17,620	16,330	1,290	8%
Research and development	2,680	5,093	(2,413)	(47)%
Litigation, settlements and related charges	940	704	236	34%

Total operating expenses	21,240	22,127	(887)	(4)%

Income from operations	$20,936	$11,232	$9,704	86%

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Specialty Pharma division for the three month period ended March 31, 2018 were $59.2 million, an increase of $9.0 million, or 18%, over the prior year period. The increase from the prior year period was primarily due to higher sales of Rytary® and of our anthelmintic products franchise.

Cost of Revenues

Cost of revenues for the three month period ended March 31, 2018 was $17.0 million, an increase of $0.1 million compared to the prior year period. The increase was primarily attributable to higher sales and intangibles amortization, partially offset by reduced short dated inventory reserves, in each case compared to the prior year period.

Gross Profit

Gross profit for the three month period ended March 31, 2018 was $42.2 million, or 71% of total revenues, as compared to gross profit of $33.4 million, or 66% of total revenues, for the prior year period. The increases in gross profit and gross margin were primarily due to higher revenues, and lower short dated inventory reserves, as noted above, in each case compared to the prior year period, partially offset by higher intangibles amortization.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the three month period ended March 31, 2018 were $17.6 million, as compared to $16.3 million for the three month period ended March 31, 2017. The $1.3 million increase from the prior year period was primarily due higher payroll and benefits, higher advertising and promotion costs related to Emverm® and higher costs related to the expanded sales force.

Research and Development

Research and development expenses for the three month period ended March 31, 2018 were $2.7 million, as compared to $5.1 million for the three month period ended March 31, 2017. The $2.4 million decrease from the prior year period was primarily due to a $1.7 million increase in the amount of reimbursement from AstraZeneca to us related to the juvenile toxicity study and pediatric study required by the FDA under the Pediatric Research Equity Act for approval of the nasal formulation of Zomig®.

Litigation, Settlements and Related Charges

Expenses for the three month period ended March 31, 2018 were $0.9 million, as compared to $0.7 million for the three month period ended March 31, 2017. The $0.2 million increase from the prior year period was primarily due to increased legal activity related to Rytary®.

Corporate and Other

The following table sets forth corporate general and administrative expenses, as well as other items of income and expense presented below income or loss from operations for the three month periods ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Increase / (Decrease)
	2018	2017	Dollars	Percentage
General and administrative expenses	$32,147	$24,257	$7,890	33%

Unallocated corporate expenses	(32,147)	(24,257)	(7,890)	(33)%

Interest expense, net	(13,692)	(13,226)	(466)	(4)%
Loss on sale of assets	(385)	—	(385)	*
Loss on debt extinguishment	—	(1,215)	1,215	*
Other income (expense), net	731	(1,285)	2,016	*
Loss before income taxes	(45,493)	(39,983)	(5,510)	(14)%
(Benefit from) provision for income taxes	$(7,290)	$30,901	$(38,191)	*

*	Percentage exceeds 100%

General and Administrative Expenses

General and administrative expenses for the three month period ended March 31, 2018 were $32.1 million, as compared to $24.3 million for the three month period ended March 31, 2017. The $7.9 million increase compared to the prior year period was primarily due to higher legal expenses of $5.0 million and higher business development spending of $4.8 million. These higher expenses were partially offset by lower employee-related costs compared to the prior year period.

Interest Expense, net

Interest expense, net was $13.7 million for the three month period ended March 31, 2018, a $0.5 million increase from the three month period ended March 31, 2017. Interest income was $0.4 million for the the three months ended March 31, 2018, compared to $0.2 million for the three months ended March 31, 2017. The increase in interest expense was primarily due to an increase in amortization of debt issuance costs and accretion of debt discount on our $600.0 million convertible senior notes issued in 2015, and an increase in cash interest on our $400.0 million Term Loan with Royal Bank of Canada. Refer to “Outstanding Debt Obligations” below for additional information related to our outstanding convertible notes and credit facilities.

Loss of sale of assets

The loss on sale of assets recorded during the three months ended March 31, 2018 related to the sale of our Taiwan facility and legal entity. There was no comparable loss in the prior year period.

Other Income (Expense), net

Other income, net was $0.7 million for the three month period ended March 31, 2018, as compared to other expense, net of $1.3 million for the three month period ended March 31, 2017. The $2.0 million increase in other income, net from the prior year period was primarily due to foreign exchange gains.

Income Taxes

During the three month periods ended March 31, 2018 and 2017, we recognized aggregate consolidated tax benefit of ($7.3) million and a consolidated tax expense of $30.9 million, respectively, for U.S. domestic and foreign income taxes. The effective tax rate for the three month periods ended March 31, 2018 and 2017 was 5.3% and (45.8)%, respectively. The amount of tax benefit recorded for the three month period ended March 31, 2018 and the tax expense recorded for the three month period ended March 31, 2017 were both calculated using the discrete effective tax rate method.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective evidence that management evaluated was the cumulative loss incurred over the three year period ended December 31, 2017. Such objective evidence limits our ability to consider other subjective evidence, such as projected taxable income.

On the basis of this evaluation, as of December 31, 2017, we had a valuation allowance of $185.9 million. During the three month period ended March 31, 2018, we considered new evidence, both positive and negative, that could impact management’s assessment with regard to future realization of deferred tax assets. Based on the cumulative loss over the three year period ended March 31, 2018, an additional valuation allowance in the amount of $22.6 million was recorded against the gross deferred tax asset balance for a total valuation allowance of $208.5 million as of March 31, 2018.

Although the Company continued to be in a three year cumulative loss as of the first quarter 2018 and incurred a loss in the first quarter of 2018, the Company recorded a tax benefit of ($7.3) million due to its ability to fully utilize the carryback of the $20.7 million capital loss on the sale of its Taiwan subsidiary in February 2018. Under the Internal Revenue Code’s ordering of losses rules, the capital loss amount displaced the Net Operating Loss (NOL) previously utilized and the amount is essentially converted into an NOL before being carried back three years. This $20.7 million capital loss carryback loss was able to be benefited at the 35% rate in the 2015 carryback year.

Liquidity and Capital Resources

We generally fund our operations with cash flows from operating activities, although we have also funded our operations with proceeds from the sale of debt and equity securities. Our cash flows from operating activities consist primarily of the proceeds from sales of our products and services.

We expect to incur significant operating expenses, including research and development and patent litigation expenses, for the foreseeable future. In addition, we are generally required to make cash expenditures to manufacture and/or acquire finished product inventory in advance of selling the finished product to our customers and collecting payment, which may result in a significant use of cash. We believe our existing cash and cash equivalents, together with cash expected to be generated from operations and our revolving line of credit facility, will be sufficient to meet our financing requirements through the next 12 months. We may, however, seek additional financing through alliance, collaboration, and licensing agreements, as well as from the debt and equity capital markets, to fund capital expenditures, research and development plans, potential acquisitions, and potential revenue shortfalls due to delays in new product introductions or otherwise. We cannot be assured that such financing will be available on favorable terms, or at all.

Cash Flows - Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Net cash used in operating activities for the three month period ended March 31, 2018 was $85.5 million, compared to net cash provided by operating activities of $39.8 million for the same period of the prior year. Our cash flows are impacted by our underlying results from operations and related timing of cash receipts and cash disbursements. The lower net cash flow from operating activities was primarily due to a decrease in total revenues and payments associated with the settlement of claims with the plaintiffs in the class action antitrust suits related to Solodyn® during the period, for which there were no comparable charges during the prior year period, offset by favorable working capital changes due to working capital management improvements.

Net cash provided by investing activities for the three month period ended March 31, 2018 was $13.8 million, an increase of $22.0 million compared to net cash used in investing activities of $8.2 million for the same period of the prior year. The period over period increase in net cash provided by investing activities was primarily due to cash receipts totaling $17.8 million from the sale of Impax Laboratories (Taiwan), Inc. and assets located at the Company’s Middlesex, New Jersey facilities received during the quarter and a $4.7 million decrease in purchases of property, plant and equipment, compared to the prior year period.

Net cash used in financing activities for the three month period ended March 31, 2018 was $5.5 million, a decrease of $50.6 million compared to $56.1 million net cash used in financing activities for the same period of the prior year. During the three months ended March 31, 2018, $5.0 million of principal payments were made on the $400.0 million of proceeds from the term loan entered into with Royal Bank of Canada to finance the Teva Transaction in 2016, compared to $55.0 million for the same period of the prior year. Refer to “Outstanding Debt Obligations” below for additional information regarding our outstanding term loan, convertible notes and credit facilities.

Outstanding Debt Obligations

Royal Bank of Canada Credit Facilities

On August 3, 2016, we entered into a restatement agreement with Royal Bank of Canada, as administrative agent, and the lenders and guarantors party thereto (the “Restatement Agreement”). The Restatement Agreement amends and restates the existing Revolving Credit Facility Agreement (as amended and restated and amended to date, the “Amended and Restated Credit Agreement”) to, among other things, (i) add a term loan feature to allow for the borrowing of up to $400.0 million of term loans (the “Term Loan Facility”) by us in accordance with the terms of the Amended and Restated Credit Agreement, (ii) increase the aggregate principal amount of revolving loans permitted under the Amended and Restated Credit Agreement (the “Revolving Credit Facility,” and, together with the Term Loan Facility, the “RBC Credit Facilities”), from $100.0 million to $200.0 million; and (iii) extend the maturity date of the Revolving Credit Facility from August 4, 2020 to August 3, 2021. On March 27, 2017, we entered into Amendment No. 1 by and among us, Royal Bank of Canada, as administrative agent, and the lenders party thereto (the “Amendment”) to the Amended and Restated Credit Agreement.

Borrowings under the Amended and Restated Credit Agreement will accrue interest at a rate equal to LIBOR or the base rate, plus an applicable margin. The applicable margin may be increased or reduced by 0.25% based on our total net leverage ratio. Up to $12.5 million of the Revolving Credit Facility is available for issuance of letters of credit and any such letters of credit will reduce the amount available under the Revolving Credit Facility on a dollar-for-dollar basis. We are required to pay a commitment fee to the lenders on the average daily unused portion of the Revolving Credit Facility at 0.50% or 0.375% per annum, depending on our total net leverage ratio.

The Amended and Restated Credit Agreement contains certain negative covenants (subject to exceptions, materiality thresholds and other allowances) including, without limitation, negative covenants that limit our and our restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments in connection with or modify certain debt instruments, pay dividends or make other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict our and our restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, or change our fiscal year. Prior to the effective date of the Amendment on March 27, 2017, the Amended and Restated Credit Agreement also included a financial maintenance covenant whereby we must not permit our total net leverage ratio in any 12-month period to exceed 5.00:1.00, as tested at the end of each fiscal quarter. Effective as of March 27, 2017 and pursuant to the Amendment, the total net leverage ratio financial covenant was replaced with a new senior secured net leverage ratio financial covenant. Pursuant to the Amendment, we must not permit our senior secured net leverage ratio to exceed 2.50:1.00 and the interest coverage ratio to be less than 3.00:1.00, in each case in any 12-month period, as tested at the end of each fiscal quarter. We were in compliance with all of our covenants under the Amended and Restated Credit Agreement as of March 31, 2018.

The Amended and Restated Credit Agreement contains events of default, including, without limitation (subject to customary grace periods and materiality thresholds), events of default upon (i) the failure to make payments pursuant to the terms of the Amended and Restated Credit Agreement, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross-default and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material monetary judgments (to the extent not covered by insurance), (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, that could reasonably be expected to result in a material adverse effect, (viii) the actual or asserted invalidity of the documents governing the RBC Credit Facilities, any material guarantees or the security interests (including priority thereof) required under the Amended and Restated Credit Agreement and (ix) the occurrence of a change of control (as defined therein). Upon the occurrence of certain events of default, the obligations under the Amended and Restated Credit Agreement may be accelerated and any remaining commitments thereunder may be terminated.

The full amount of proceeds from the Term Loan Facility of $400.0 million, along with $196.4 million of cash were used to finance the Teva Transaction (including transaction costs) at closing on August 3, 2016. As of March 31, 2018, $199.7 million Revolving Credit Facility remained available to us for working capital and other general corporate purposes.

In connection with the Term Loan Facility, we incurred $11.0 million of debt issuance costs for banking, legal and accounting fees and other expenses during the third quarter of 2016. In connection with the Amendment, we incurred $0.8 million of debt issuance costs for banking fees during the first quarter of 2017. These debt issuance costs were recorded on our consolidated balance sheet as a reduction to the current and long-term portions of debt related to the Term Loan Facility. These deferred debt issuance costs will be accreted to interest expense over the term of the debt using the effective interest method. In connection with the increase in the aggregate principal amount of revolving loans permitted under the Revolving Credit Facility, we incurred $0.8 million of debt issuance costs for banking fees which were recorded as an asset with current and long-term portions on our consolidated balance sheet. These deferred debt issuance costs, in addition to the $0.3 million balance remaining from the initial $100.0 million revolving credit facility, are being amortized to interest expense over the term of the Revolving Credit Facility using the straight-line method.

For the three months ended March 31, 2018 and 2017, we recognized $4.7 million and $4.4 million, respectively, of interest expense related to the Term Loan Facility, of which $4.2 million and $3.8 million, respectively, was cash and $0.5 million and $0.6 million, respectively, was non-cash accretion of the debt discount recorded for deferred debt issuance costs. As of March 31, 2018, the Term Loan Facility had a carrying value of $313.0 million, of which $17.9 million is classified as current debt and $295.1 million is classified as long-term debt on our consolidated balance sheets. The Term Loan Facility requires us to make quarterly principal payments of $5.0 million beginning from December 2016 through June 2021, and the remaining principal balance is due and payable in August 2021. As of March 31, 2018, the outstanding principal amount for the Term Loan Facility was $320.0 million.

Loss on Early Extinguishment of Debt - Voluntary Prepayment of $50.0 Million of Principal - RBC Term Loan Facility

On February 28, 2017, we made a voluntary prepayment in the amount of $50.3 million under our Term Loan Facility, representing $50.0 million of principal amount and $0.3 million of accrued interest thereon. As a result of this voluntary prepayment, for the quarter ended March 31, 2017, we recorded a loss on early extinguishment of debt of $1.2 million to write-off a pro rated portion of the related unaccreted debt issuance costs.

Term Loan Repayment

In accordance with the terms of the BCA, in connection with the Closing on May 4, 2018, the Company repaid in full all outstanding amounts under its Amended and Restated Credit Agreement, dated as of August 3, 2016 and as amended on March 27, 2017 by and among Impax, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto (the “Credit Agreement”), and terminated the Credit Agreement and all commitments by the lenders to extent further credit thereunder. Refer to “Item 1. Financial Information—Notes to Interim Consolidated Financial Statements—Note 21. Subsequent Events” for additional information related to the Closing.

2% Convertible Senior Notes due June 2022

On June 30, 2015, we issued an aggregate principal amount of $600.0 million of 2.00% Convertible Senior Notes due June 2022 (the “Notes”) in a private placement offering, which are our senior unsecured obligations. The Notes were issued pursuant to an Indenture dated June 30, 2015 (the “Indenture”) between us and Wilmington Trust, N.A. as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be due and payable immediately. The Notes will mature on June 15, 2022, unless earlier redeemed, repurchased or converted. The Notes bear interest at a rate of 2.00% per year, and interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning from December 15, 2015.

The conversion rate for the Notes is initially set at 15.7858 shares per $1,000 of principal amount, which is equivalent to an initial conversion price of $63.35 per share of our common stock. If a Make-Whole Fundamental Change (as defined in the Indenture) occurs or becomes effective prior to the maturity date and a holder elects to convert its Notes in connection with the Make-Whole Fundamental Change, we are obligated to increase the conversion rate for the Notes so surrendered by a number of additional shares of our common stock as prescribed in the Indenture. Additionally, the conversion rate is subject to adjustment in the event of an equity restructuring transaction such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (“standard antidilution provisions,” per FASB ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”)).

The Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding December 15, 2021 only under the following circumstances:

(i)

If during any calendar quarter commencing after the quarter ending September 30, 2015 (and only during such calendar quarter) the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on each applicable trading day; or

(ii)

If during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 of principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last report sale price of our common stock and the conversion rate on each such trading day; or

(iii)	Upon the occurrence of corporate events specified in the Indenture.

On or after December 15, 2021 until the close of business on the second scheduled trading day immediately preceding the maturity date, the holders may convert their Notes at any time, regardless of the foregoing circumstances. We may satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election and in the manner and subject to the terms and conditions provided in the Indenture.

Concurrently with the offering of the Notes and using a portion of the proceeds from the sale of the Notes, we entered into a series of convertible note hedge and warrant transactions (the “Note Hedge Transactions” and “Warrant Transactions”) which are designed to reduce the potential dilution to our stockholders and/or offset the cash payments we are required to make in excess of the principal amount upon conversion of the Notes. The Note Hedge Transactions and Warrant Transactions are separate transactions, in each case, entered into by us with a financial institution and are not part of the terms of the Notes. These transactions will not affect any holder’s rights under the Notes, and the holders of the Notes have no rights with respect to the Note Hedge Transactions and Warrant Transactions. See “Note 11. Stockholders’ Equity” for additional information.

For the three months ended March 31, 2018 and 2017, we recognized $9.2 million and $8.7 million, respectively, of interest expense related to the Notes, of which $3.0 million and $3.0 million, respectively, was cash and $6.2 million and $5.7 million, respectively, was non-cash accretion of the debt discounts recorded. As the Notes mature in 2022, they have been classified as long-term debt on our consolidated balance sheets, with a carrying value of $476.0 million and $469.9 million as of March 31, 2018 and December 31, 2017, respectively. Accrued interest payable on the Notes of $3.5 million as of March 31, 2018 and $0.5 million as of December 31, 2017 is included in accrued expenses on our consolidated balance sheets.

We may elect to purchase or otherwise retire all or a portion of our Notes with cash, stock or other assets from time to time in the open market or in privately negotiated transactions, either directly or through intermediaries, or by tender offer when we believe the market conditions are favorable to do so.

Supplemental Indenture related to 2% Convertible Senior Notes Due 2022

On November 6, 2017, we entered into a supplemental indenture (the “First Supplemental Indenture”) to the Indenture. The First Supplemental Indenture was entered into to effectuate certain amendments to the Indenture in connection with the consummation of our consent solicitation with respect to the Notes on October 30, 2017, seeking consents from holders of the Notes to the proposed amendments as set forth in the First Supplemental Indenture. The First Supplemental Indenture (a) amends a covenant in the Indenture relating to our corporate existence, (b) allows us to satisfy our reporting requirements by providing reports of any parent entity, (c) adds a provision to the Indenture requiring us to make and consummate a tender offer for any outstanding notes under the Indenture, and (d) expressly authorizes us to consummate the transactions contemplated by the BCA with Amneal. See “Overview” above for a description of the BCA and the proposed transaction with Amneal.

In connection with the Closing, on May 4, 2018, the Company, Amneal Pharmaceuticals, Inc. and Wilmington Trust, National Association, as trustee (the “Trustee”), entered into the Second Supplemental Indenture (the “Second Supplemental Indenture”) with respect to the Indenture dated as of June 30, 2015 (the “Indenture”), as amended by the First Supplemental Indenture dated as of November 6, 2017, governing the Company’s 2.00% Convertible Senior Notes due 2022 (the “Notes”). The Second Supplemental Indenture (x) made New Amneal a party to the Indenture and (y) changed the right to convert each $1,000 principal amount of the Notes into a right to convert such principal amount of Notes into shares of Class A Common Stock, cash or a combination of cash and shares of Class A Common Stock, at the Company’s election, in each case reflecting a conversion rate of 15.7853 shares of Class A Common Stock per $1,000 principal amount of Notes surrendered for conversion.

Further, as described in “Item 1. Financial Information—Notes to Interim Consolidated Financial Statements—Note 10. Debt”, concurrently with the offering of the Notes, the Company had entered into convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with respect to shares of the Company’s common stock with Royal Bank of Canada (the “Counterparty”). On May 7, 2018 Impax and the Counterparty entered into a termination agreement terminating in full the Convertible Note Hedge Transactions and the Warrant Transactions (the “Termination Agreement”). Refer to “Item 1. Financial Information—Notes to Interim Consolidated Financial Statements—Note 21. Subsequent Events” for additional information related to the Closing.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2018.

Commitments and Contractual Obligations

As of March 31, 2018, there were no significant changes to our contractual obligations as set forth in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” and “Item 15. Exhibits and Financial Statement Schedules - Notes to Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. There have been no material changes to our critical accounting policies and estimates previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Recently Issued Accounting Standards

Recently issued accounting standards are discussed in “Item 1. Financial Information - Notes to Interim Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies” above.